Exhibit 99.1

Cognex Reports Results for the Second Quarter Of 2019

NATICK, Mass.--(BUSINESS WIRE)--July 29, 2019--Cognex Corporation (NASDAQ: CGNX) today announced financial results for the second quarter of 2019. Table 1 below shows selected financial data for Q2-19 compared with Q2-18 and Q1-19, and for the six months ended June 30, 2019 compared with the same period in 2018.

Table 1 (Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q2-19	$199,047	$48,749	$0.28	$0.27
Prior year’s quarter: Q2-18	$211,264	$56,196	$0.32	$0.31
Change: Q2-18 to Q2-19	(6%)	(13%)	(13%)	(13%)
Prior quarter: Q1-19	$173,484	$33,104	$0.19	$0.17
Change: Q1-19 to Q2-19	15%	47%	47%	59%
Year-to-Date Comparisons
Six months ended June 30, 2019	$372,531	$81,853	$0.47	$0.44
Six months ended July 1, 2018	$380,831	$93,413	$0.52	$0.49
Change from first six months of 2018 to first six months of 2019	(2%)	(12%)	(10%)	(10%)
*Non-GAAP net income per diluted share excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Our Q2 results were in line with our guidance and we were highly profitable, reporting an operating margin of 26%,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “But, as expected, revenue declined year over year due to persistent softness in our two largest markets, consumer electronics and automotive.”

“Despite continued strong growth in logistics, the slowdown in spending by customers in our two largest markets resulted in lower overall revenue for Cognex,” said Robert J. Willett, Chief Executive Officer of Cognex. “Because of that slowdown we have reallocated resources to faster-growing areas.”

“Our long-term positive view notwithstanding, our outlook for the near term has worsened due to a further deterioration in business conditions we are seeing in Europe and Asia,” concluded Mr. Willett.

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2019

  Revenue decreased 6% from Q2-18 and increased 15% from Q1-19. The year-on-year decline in revenue was expected and reflects lower sales to customers in consumer electronics and automotive. The decrease was partially offset by continued growth in logistics. The sequential increase in revenue was due to higher revenue from logistics and the usual seasonal increase in sales to customers in the consumer electronics market. In constant currency, revenue decreased 3% year-on-year and increased 15% sequentially.
  Gross margin was 74% for Q2-19 compared with 74% for Q2-18 and 73% for Q1-19. Gross margin increased on a sequential basis primarily due to revenue mix.
  Research, Development & Engineering (RD&E) expenses increased 4% from Q2-18 and decreased 7% from Q1-19. The year-on-year increase in RD&E reflects the addition of new Cognex engineering resources over the past year. The increase was partially offset by a reduction in incentive compensation costs. The sequential decrease in RD&E is due to the timing of application engineering for large deployments in consumer electronics. In constant currency, RD&E increased 6% year-on-year and decreased 7% sequentially.
  Selling, General & Administrative (SG&A) expenses increased 2% from both Q2-18 and Q1-19. The year-on-year and sequential increases in SG&A are a result of Cognex growing its sales and support organization. The increase year-on-year was partially offset by a reduction in incentive compensation costs and lower costs incurred related to the company’s new ERP system, which was placed into service in mid-2018. In constant currency, SG&A increased 5% year-on-year and 3% sequentially.
  The effective tax rate was 14% in Q2-19, 16% in Q2-18, and 7% in Q1-19. Excluding discrete tax adjustments, the rates were 17%, 17%, and 15%, respectively (tax adjustments are summarized in Exhibit 2). The tax rate for 2019 was adjusted in Q2-19 to reflect the expectation that more of the company’s 2019 profits will be earned and taxed in higher-tax jurisdictions than anticipated.

Balance Sheet Highlights – June 30, 2019

  Cognex’s financial position as of June 30, 2019, continued to be very strong, with $862 million in cash and investments and no debt. In the first six months of 2019, Cognex generated $120 million in cash from operations, spent $62 million to repurchase its common stock, and paid out $17 million in dividends paid to shareholders. Cognex intends to continue to repurchase shares of its common stock, subject to market conditions and other relevant factors.

Financial Outlook – Q3 2019

  Revenue for Q3-19 is expected to be between $175 million and $185 million, which represents a decline from both Q3-18 and Q2-19. The decline from Q3-18 is due almost entirely to lower expected revenue from consumer electronics. The decline from Q2-19 is due to typical seasonal softness experienced during Q3, outside of consumer electronics, and increased weakness expected in Europe and Asia.
  Gross margin is expected to be in the mid-70% range, slightly lower than the gross margin reported for Q2-19.
  Cognex expects operating expenses to be relatively flat on a sequential basis.
  The effective tax rate is expected to be 16% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock option expense for calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments(because these costs are outside of Cognex’s normal business operations). Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Thursday, August 1, 2019. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13691043.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 2 million image-based products, representing over $6 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates and the timing of related revenue, expected areas of growth, emerging markets, future product mix, research and development activities, investments, strategic plans, and stock repurchases, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy, including the imposition of tariffs or export controls; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the failure to effectively manage our growth; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the challenges in integrating and achieving expected results from acquired businesses; (19) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (20) exposure to additional tax liabilities; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Revenue	$199,047	$173,484	$211,264	$372,531	$380,831
Cost of revenue (1)	50,967	46,284	54,169	97,251	94,367
Gross margin	148,080	127,200	157,095	275,280	286,464
Percentage of revenue	74%	73%	74%	74%	75%
Research, development, and engineering expenses (1)	28,079	30,242	26,888	58,321	57,964
Percentage of revenue	14%	17%	13%	16%	15%
Selling, general, and administrative expenses (1)	68,245	66,811	66,752	135,056	130,449
Percentage of revenue	34%	39%	32%	36%	34%
Operating income	51,756	30,147	63,455	81,903	98,051
Percentage of revenue	26%	17%	30%	22%	26%
Foreign currency gain (loss)	140	(248)	(195)	(108)	(329)
Investment and other income	5,079	5,832	3,313	10,911	6,830
Income before income tax expense	56,975	35,731	66,573	92,706	104,552
Income tax expense	8,226	2,627	10,377	10,853	11,139
Net income	$48,749	$33,104	$56,196	$81,853	$93,413
Percentage of revenue	24%	19%	27%	22%	25%

Net income per weighted-average common and common-equivalent share:
Basic	$0.28	$0.19	$0.33	$0.48	$0.54
Diluted	$0.28	$0.19	$0.32	$0.47	$0.52

Weighted-average common and common-equivalent shares outstanding:
Basic	171,318	171,098	172,370	171,209	172,825
Diluted	175,448	175,607	177,149	175,528	178,418

Cash dividends per common share	$0.050	$0.050	$0.045	$0.100	$0.090
Cash and investments per common share	$5.05	$5.03	$4.39	$5.05	$4.39
Book value per common share	$6.98	$6.93	$6.27	$6.98	$6.27

(1) Amounts include stock option expense, as follows:
Cost of revenue	$329	$451	$557	$780	$1,354
Research, development, and engineering	3,550	4,467	3,154	8,017	7,969
Selling, general, and administrative	7,088	7,363	5,291	14,451	12,873
Total stock option expense	$10,967	$12,281	$9,002	$23,248	$22,196

Exhibit 2
COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$51,756	$30,147	$63,455	$81,903	$98,051
Stock option expense	10,967	12,281	9,002	23,248	22,196
Operating income (Non-GAAP)	$62,723	$42,428	$72,457	$105,151	$120,247
Percentage of revenue (Non-GAAP)	32%	24%	34%	28%	32%

Net income (GAAP)	$48,749	$33,104	$56,196	$81,853	$93,413
Stock option expense	10,967	12,281	9,002	23,248	22,196
Tax effect on stock option expense	(1,813)	(2,222)	(1,607)	(4,035)	(3,954)
Discrete tax benefit related to employee stock options	(1,248)	(2,730)	(654)	(3,978)	(5,589)
Net income (Non-GAAP)	$56,655	$40,433	$62,937	$97,088	$106,066
Percentage of revenue (Non-GAAP)	28%	23%	30%	26%	28%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.28	$0.19	$0.32	$0.47	$0.52
Per share impact of non-GAAP adjustments identified above	0.04	0.04	0.04	0.08	0.07
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.32	$0.23	$0.36	$0.55	$0.59

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,448	175,607	177,149	175,528	178,418

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$56,975	$35,731	$66,573	$92,706	$104,552

Income tax expense (GAAP)	$8,226	$2,627	$10,377	$10,853	$11,139
Effective tax rate (GAAP)	14%	7%	16%	12%	11%

Tax adjustments:
Discrete tax benefit related to employee stock options	1,248	2,730	654	3,978	5,589
Other discrete tax events	—	3	—	3	—
Income tax expense excluding tax adjustments (Non-GAAP)	$9,474	$5,360	$11,031	$14,834	$16,728
Effective tax rate (Non-GAAP)	17%	15%	17%	16%	16%

Net income excluding tax adjustments (Non-GAAP)	$47,501	$30,371	$55,542	$77,872	$87,824
Percentage of revenue (Non-GAAP)	24%	18%	26%	21%	23%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.28	$0.19	$0.32	$0.47	$0.52
Per share impact of non-GAAP adjustments identified above	(0.01)	(0.02)	(0.01)	(0.03)	(0.03)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.27	$0.17	$0.31	$0.44	$0.49

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,448	175,607	177,149	175,528	178,418

Exhibit 3
COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	June 30, 2019	December 31, 2018
Assets
Cash and investments	$861,623	$797,599
Accounts receivable	107,643	119,172
Unbilled revenue	10,300	8,312
Inventories	72,889	83,282
Property, plant, and equipment	89,342	91,396
Operating lease assets	17,928	—
Goodwill and intangible assets	121,783	123,321
Other assets	68,412	66,585

Total assets	$1,349,920	$1,289,667

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$60,438	$76,450
Operating lease liabilities	17,984	—
Deferred revenue and customer deposits	18,332	9,845
Income taxes	60,282	64,243
Other liabilities	1,244	3,866
Shareholders' equity	1,191,640	1,135,263

Total liabilities and shareholders' equity	$1,349,920	$1,289,667

Contacts

Susan Conway
Senior Director of Investor Relations
Cognex Corporation
Phone: (508) 650-3353
Email: susan.conway@cognex.com